Exhibit 10.39

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

AMENDED AND RESTATED LICENSE AGREEMENT

This Amended and Restated License Agreement (this “Agreement”) is entered into as of this 31st day of March, 2020 (the “Effective Date”), by and between Zikani Therapeutics, Inc. (f/k/a Macrolide Pharmaceuticals, Inc.), a Delaware corporation with a principal office at 480 Arsenal Way, Watertown, MA 02472, USA (“Licensee”) and President and Fellows of Harvard College, an educational and charitable corporation existing under the laws and the constitution of the Commonwealth of Massachusetts, having a place of business at Richard A. and Susan F. Smith Campus Center, Suite 727, 1350 Massachusetts Avenue, Cambridge, Massachusetts 02138 (“Harvard”).

WHEREAS, Harvard controls certain inventions claimed in the Patent Rights (as defined below) developed in research conducted by Harvard researcher Dr. Andrew G. Myers (“Dr. Myers”) and desires to have products based on such inventions developed and commercialized to benefit the public;

WHEREAS, Licensee has represented to Harvard, in order to induce Harvard to enter into this Agreement, that Licensee shall commit itself to commercially reasonable efforts to develop and commercialize such products, consistent with the terms of this Agreement;

WHEREAS, Harvard and Licensee entered into a license agreement dated as of February 10, 2015, as amended on January 27, 2016, August 3, 2017, January 1, 2018, and June 14, 2018 (the “Original Agreement”), pursuant to which Harvard granted Licensee a license under the Patent Rights and other intellectual property controlled by Harvard; and

WHEREAS, Licensee and Harvard wish to amend, restate, and replace in its entirety the Original Agreement with effect from the Effective Date of this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.
Definitions.

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1, whether used in the singular or the plural, will have the meanings specified below.

1.1.
“13-Membered Macrolide Product” means [***].
1.2.
“[***] Patent Rights” means those patent rights listed on Exhibit 1.22 hereto under Harvard Case #[***].
1.3.
“[***] Patent Rights” means those patent rights listed on Exhibit 1.22 hereto under Harvard Case #[***].

1.4.
“[***] Patent Rights” means those Joint Improvement Patent Rights listed on Exhibit 1.22 under Harvard Case Nos. [***] and [***], as of January 1, 2018, and including Refiled Harvard Case No. [***]. Any reference to the [***] Patent Rights shall include those Joint Improvement Patent Rights listed on Exhibit 1.22 under Harvard Case Nos. [***], [***], [***] and [***].
1.5.
“[***] Patent Rights” means those patent rights listed on Exhibit 1.22 hereto under Harvard Case #[***].
1.6.
“Affiliate” means, with respect to a person, organization or entity, any person, organization or entity controlling, controlled by or under common control with, such person, organization or entity. For purposes of this definition only, “control” of another person, organization or entity will mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control will be presumed to exist when a person, organization or entity (a) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity or (b) possesses, directly or indirectly, the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the other organization or entity. The parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such cases such lower percentage will be substituted in the preceding sentence.
1.7.
“Calendar Quarter” means each of the periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 during the Term.
1.8.
“Combination Product” means a combination of products or components sold for a single price that comprises (a) at least one Licensed Product and (b) one or more Other Components.
1.9.
“Consulting Invention” means any invention conceived and/or reduced to practice by Dr. Myers (for as long as he is employed by Harvard) in his performance of consulting or other advisory services for Licensee related to macrolides for the treatment of disease.
1.10.
“Consulting Invention Patent Rights” means (a) any claim of any United States or foreign patent or patent application to the extent specifically claiming a Consulting Invention (including, in the case of provisional applications, the PCT and/or U.S. utility application claiming priority to such application(s) that are filed on or before the one year conversion date of such application(s)), (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent or patent application identified in (a); (c) any patents issuing on any of the patent applications identified in

(a) or (b) including any reissues, renewals, reexaminations, substitutions or extensions thereof;

(d) any claim of a continuation-in-part application or patent that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b), or (c); (e) any foreign counterpart of any of the patents or patent applications identified in (a), (b), or (c), or of the claims identified in (d); and (f) any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like of any patents and patent applications identified in (a) through (e).

1.11.
“Development Milestones” means the development and commercialization milestones set forth in Exhibit 1.11 hereto.
1.12.
“Development Plan” means the plan for the development and commercialization of Licensed Products attached hereto as Exhibit 1.12, as such plan may be adjusted from time to time pursuant to Section 3.2.
1.13.
“Dominated by” means, when used to refer to any invention as “Dominated by” any other patent or patent application, that, without a license to practice such other patent or patent application, the practice of such invention would infringe a claim made under such other patent or patent application.
1.14.
“Existing Patent Rights” means (a) the patents and patent applications listed in Exhibit 1.14 (including, in the case of provisional applications, the PCT and/or U.S. utility application claiming priority to such application(s) that are filed on or before the one year conversion date of such application(s)), (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent or patent application identified in (a); (c) any patents issuing on any of the patent applications identified in (a) or (b) including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or patent that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b), or (c); (e) any foreign counterpart of any of the patents or patent applications identified in (a), (b), or (c), or of the claims identified in (d); and (f) any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like of any patents and patent applications identified in (a) through (e).
1.15.
“FDA” means the United States Food and Drug Administration.
1.16.
“Field” means uses of macrolides in humans and non-human animals, including, without limitation, the diagnosis, prevention and/or treatment of antibacterial infection, inflammation and immunomodulation.
1.17.
“First Commercial Sale” means the date of the first sale by or on behalf of Licensee, its Affiliate or a Sublicensee of a Licensed Product to a Third Party for end use or consumption of such Licensed Product following receipt of any required Marketing Authorization in the country in which such Licensed Product is sold, excluding, however, any sale or other distribution for use in a clinical study.
1.18.
“Forfeited 13-Membered Macrolide Product” means a [***].
1.19.
“Funding Milestone” means either (a) the closing of a financing transaction, in which Licensee receives from one or more Third Party investors commitments to make cash investments in Licensee in an aggregate amount equal to or greater than [***] U.S. dollars

($[***]), or (b) the execution of a collaboration agreement by Licensee and a Third Party in which the Third Party agrees to make cash payments to Licensee of at least [***] U.S. dollars ($[***]), which collaboration is directed toward development of the Patent Rights and completion of the Development Milestones.
1.20.
“Harvard Know-How” means [***].
1.21.
“Improvement Invention” means [***].
1.22.
“Improvement Patent Rights” means, in each instance to the extent it claims an Improvement Invention, (a) any United States or foreign patent or patent application listed on Exhibit 1.22, attached hereto and made a part of this Agreement (including, in the case of provisional applications, the PCT and/or U.S. utility application claiming priority to such application(s) that are filed on or before the one year conversion date of such application(s))

(b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent or patent application identified in (a); (c) any patents issuing on any of the patent applications identified in (a) or (b) including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or patent that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b), or (c); (e) any foreign counterpart of any of the patents or patent applications identified in (a), (b), or (c), or of the claims identified in (d); and (f) any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like of any patents and patent applications identified in (a) through (e).

1.23.
“IND” means an FDA investigational new drug application, clinical study application, clinical trial exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in any country in conformance with the requirements of such Regulatory Authority.
1.24.
“Infringed IP” means an issued and unexpired patent, or a patent application,

(a) that has not been abandoned, held invalid, revoked, held or rendered unenforceable or lost through interference or opposition, (b) the claims of which a reasonable person would determine would be infringed by Licensee’s making, using, selling, offering for sale or importing of a Licensed Product, and (c) which is the subject of a valid and binding license agreement under which Licensee is obligated to make royalty payments to the licensor of such Infringed IP.

1.25.
“Joint Consulting Invention Patent Rights” means Consulting Invention Patent Rights owned jointly by Harvard and Licensee as a result of joint inventorship of the related Consulting Inventions by Dr. Myers and Licensee.
1.26.
“Joint Improvement Patent Rights” means Improvement Patent Rights that are owned jointly by Harvard and Licensee as a result of joint inventorship of the related Improvement Inventions by Harvard researchers and Licensee.
1.27.
“Know-How” means any and all information comprising or relating to concepts, discoveries, data, designs, formulae, composition, protocols, techniques, ideas, materials, inventions, methods, models, research plans, procedures, designs for experiments and tests and results of experimentation and testing, including results of research or development, together with processes, including manufacturing processes, specifications, techniques, chemical, biological, pharmacological, toxicological, clinical, safety, manufacturing, analytical and quality control data, trial data, case report forms, data analysis, reports or summaries and information contained in submissions to and information from ethical committees and governmental entities, in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.
1.28.
“Licensed Method” means any method or process, the practice of which would, but for the license granted herein, infringe a Valid Claim of the Patent Rights.
1.29.
“Licensed Product” means any Type I Licensed Product, any Type II Licensed Product and any Type II 13-Membered Macrolide Product.
1.30.
“Licensee Know-How” means Know-How that is created by Licensee (including its employees, independent contractors and service providers or vendors who have assigned rights to such Know-How to Licensee), including without limitation (i) Know-How relating to procedures, protocols, synthetic routes, proposed modifications or substitutions of any R position and biological information and assays (including biological test data of materials regardless of the origin of the tested materials, including but not limited to, Know-How directed at improving tolerability, stability or reducing toxicity; (ii) Know-How related to 13-membered and 15- membered macrocyclic lactone ring compounds (e.g., azaketolides, azalides, ketolides); and (iii) Know-How, including without limitation certain information described in the subject matter of the [***] Patent Rights and [***] Patent Rights, provided by Licensee to Harvard and/or Dr. Myers (for as long as he is employed by Harvard) and/or those faculty members, research fellows, students, technicians, scientists and/or other individuals working on behalf of Harvard under Dr. Myers’ direction, in the course of the unfunded collaboration between Dr. Myers and Licensee since February 10, 2015, and in the course of the research conducted under the RCA, or provided or made available to Dr. Myers as a result or consequence of his service as a board member of Licensee or consultant to or collaborator with Licensee.
1.31.
“Major European Country” shall mean either of the following: (a) France, Germany, Italy or the United Kingdom; or (b) the European Union as a whole.
1.32.
“Marketing Authorization” means all approvals, including, where applicable, pricing and reimbursement approvals, from the relevant Regulatory Authority necessary to market and sell a Licensed Product in a country.
1.33.
“NDA” means a new drug application or product license application or its equivalent filed after completion of human clinical trials to obtain marketing approval for a Licensed Product.
1.34.
“Net Sales” means the gross amount billed or invoiced by or on behalf of Licensee, its Affiliates, Sublicensees and licensees (in each case, the “Invoicing Entity”) on sales, leases or other transfers of Licensed Products, less the following to the extent applicable with respect to such sales, leases or other transfers and not previously deducted from the gross invoice price:
(a)
customary trade, quantity or cash discounts to the extent actually allowed and taken;

(b)
amounts actually repaid or credited by reason of rejection or return of any previously sold, leased or otherwise transferred Licensed Products; (c) customer freight charges that are paid by or on behalf of the Invoicing Entity; (d) rebates and chargebacks to customers and Third Parties (including, without limitation, Medicare, Medicaid, Managed Healthcare), and (e) to the extent separately stated on purchase orders, invoices or other documents of sale, any sales, value added or similar taxes, custom duties or other similar governmental charges levied directly on the production, sale, transportation, delivery or use of a Licensed Product that are paid by or on behalf of the Invoicing Entity, but not including any tax levied with respect to income; provided that:
1.34.1.
in any transfers of Licensed Products between an Invoicing Entity and an Affiliate of such Invoicing Entity not for the purpose of resale by such Affiliate, Net Sales will be equal to the fair market value of the Licensed Products so transferred, assuming an arm’s length transaction made in the ordinary course of business, and
1.34.2.
in the event that an Invoicing Entity receives non-cash consideration for any Licensed Products or in the case of transactions not at arm’s length with a non-Affiliate of an

Invoicing Entity, Net Sales will be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business.

Sales of Licensed Products by an Invoicing Entity to its Affiliate or a Sublicensee for resale by such Affiliate or Sublicensee will not be deemed Net Sales. Instead, Net Sales will be determined based on the gross amount billed or invoiced by such Affiliate or Sublicensee upon resale of such Licensed Products to a Third Party purchaser.

If a Licensed Product is sold as a Combination Product in any country, Net Sales of the Combination Product will be adjusted by multiplying the Net Sales of the Combination Product by the fraction A/(A+B), where A is the average invoice price of the Licensed Product when sold separately in such country and B is the average invoice price of the Other Components included in the Combination Product when sold separately in such country. If, in a specific country, the Other Components are not sold separately in such country, Net Sales shall be calculated by multiplying the Net Sales of Combination Product by A/C, where A is the average invoice price in such country of the Licensed Product sold without such Other Components and C is the average invoice price of the Combination Product in such country. For clarity, the invoice price for the Licensed Product and for the Other Components shall be for the same quantity and quality as that used in the Combination Product. If, in a specific country, the relevant Licensed Product is sold only as a Combination Product, the relative value of the Licensed Product and the Other Components included in the Combination Product shall be negotiated and agreed upon in good faith by the parties in order to determine the appropriate ratio for adjusting Net Sales with respect to such Combination Product in such country.

Sales of Type II Licensed Products by or on behalf of, or under a license granted from, any entity that practiced the Patent Rights to develop such Type II Licensed Products as an Affiliate or Sublicensee of Licensee shall be included in the calculation of Net Sales of Type II Licensed Products subject to royalties under this Agreement.

1.35.
“Non-Royalty Sublicense Income” means any payments or other consideration that Licensee or any Affiliate receives in connection with a Sublicense or in connection with any

Affiliate’s practice of the Patent Rights under Section 2.2, other than (a) royalties based on Net Sales; (b) amounts received by Licensee or an Affiliate of Licensee as reimbursement for the costs of bona fide research and development of Licensed Products by Licensee or its Affiliate, as the case may be, to be conducted on or following the effective date of such Sublicense, to the extent such amounts are stipulated to be allocated specifically to reimburse such costs under the terms of the applicable Sublicense; (c) consideration for the issuance of equity interests in Licensee to the extent the amount paid for such equity does not exceed its fair market value, (d) as reimbursement for out-of-pocket costs incurred by Licensee, including without limitation, costs to file, prosecute, and/or maintain Patent Rights, and for preparation and filing of applications and other documents with regulatory authorities and for other costs paid to Third Parties for the reasonable cost of necessary goods or services purchased by Licensee in connection with research and development services for or on behalf of a Sublicensee, (e) payments in consideration for the grant of a right or license to intellectual property other than a sublicense of rights granted under Section 2.1 and other than a right or license to intellectual property not owned by Harvard but Dominated by any Valid Claim within the Patent Rights, and (f) for the supply (except to the extent above fair market value) of Licensed Products, or other products or materials to such Sublicensee for research and development purposes. If Licensee or an Affiliate receives non-cash consideration in connection with a Sublicense or such Affiliate’s practice of the Patent Rights on behalf of Licensee, or in the case of transactions not at arm’s length, Non-Royalty Sublicense Income will be calculated based on the fair market value of such consideration or transaction, at the time of the transaction, assuming an arm’s length transaction made in the ordinary course of business. To the extent Licensee receives compensation for both a grant of a sublicense of rights under Section 2.1 and the grant of other rights or licenses to intellectual property other than a sublicense of rights granted under Section 2.1 and other than a right or license to intellectual property not owned by Harvard but Dominated by any Valid Claim within the Patent Rights, as set out in subclause (e) above, such compensation will be reasonably apportioned between that amount attributable to the sublicense of rights under Section 2.1, which shall be deemed Non-Royalty Sublicense Income, and that amount attributable to the grant of other rights or licenses in such other intellectual property, which shall be excluded from Non-Royalty Sublicense Income; such apportionment to be reasonably agreed upon by the parties. For the avoidance of doubt, payments in consideration of a sale of substantially all of the assets or business of the Licensee in a transaction which includes an assignment of rights under this Agreement shall not be deemed Non-Royalty Sublicense Income.
1.36.
“Other Component” means a component in a Combination Product (i) that is a substance or compound intended to be used in the manufacture of a pharmaceutical product as a therapeutically active compound or ingredient, (ii) on which Licensee controls an issued and unexpired patent, or a patent application that has not been abandoned, held invalid, revoked, held or rendered unenforceable or lost through interference, and (iii) that has commercial utility, market value and functionality apart from Licensed Products, and if sold as a stand-alone item would not constitute Licensed Products.
1.37.
“Patent Rights” means the Existing Patent Rights and the Consulting Invention Patent Rights, and, subject to Section 2.4, Improvement Patent Rights.
1.38.
“Phase 2 Clinical Study” means a human clinical study in any country conducted to evaluate the effectiveness of a drug for a particular indication or indications in patients with the disease or condition under study and, possibly, to determine the common short-term side effects and risks associated with the drug. In the United States, “Phase 2 Clinical Study” means a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21(b).
1.39.
“Phase 3 Clinical Study” means a human clinical study in any country, whether controlled or uncontrolled, that is performed after preliminary evidence suggesting effectiveness of the drug under evaluation has been obtained, and intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug and to provide an adequate basis for physician labeling. In the United States, “Phase 3 Clinical Study” means a human clinical study that satisfies the requirements of 21 C.F.R.

§ 312.21(c).

1.40.
“Refiled Harvard Case No. [***]” means [***].
1.41.
“Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the manufacturing and marketing of a Licensed Product, including, in the United States, the FDA.
1.42.
“Sublicense” means: (a) any right granted, license given or agreement entered into by Licensee to or with any other person or entity, under or with respect to or permitting any use or exploitation of any of the Patent Rights or otherwise permitting the manufacture, use and/or sale of Licensed Products (other than on behalf of Licensee through a contract research agreement, manufacturing agreement, distribution agreement or similar agreement under which such other person or entity does not otherwise make any payment to Licensee of any consideration (in any form) with respect to such engagement other than, in the case of distribution agreements, the consideration paid for the purchase of such Licensed Products); or (b) any option or other right granted by Licensee to any other person or entity to negotiate for or receive a license of the rights described under clause (a) (but not including an option or right to acquire Licensee or an Affiliate of Licensee, whether by merger, sale of stock or assets or otherwise, by a Third Party, unless, in the case of an Affiliate, the grant of such option or right, or the subsequent sale of such Affiliate, is accompanied by a license to practice or use the Patent Rights, or otherwise manufacture use and/or sell Licensed Products, by means of a Sublicense as described under clause (a) hereof); or
(c)
any standstill or similar obligation undertaken by Licensee toward any other person or entity not to grant any of the rights described in clause (a) or (b) to any Third Party; in each case regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a sublicense.
1.43.
“Sublicensee” means any Third Party granted a Sublicense, and, solely for purposes of the reporting and payment obligations set forth in this Agreement, including, without limitation, those set forth in Section 4.4 regarding Non-Royalty Sublicense Income, any Affiliate of Licensee practicing under the Patent Rights in accordance with Section 2.2.
1.44.
“Term” means the term of this Agreement as set forth in Section 10.1.
1.45.
“Third Party” means any person or entity other than Harvard, Licensee and Licensee’s Affiliates.
1.46.
“Type I Licensed Product” means [***].
1.47.
“Type II 13-Membered Macrolide Product” means [***].

1.48.
“Type II Licensed Product” means [***].
1.49.
“Valid Claim” means: (a) a claim of an issued and unexpired patent within the Patent Rights that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) rendered unenforceable through disclaimer or otherwise, (iii) abandoned or (iv) permanently lost through an interference or opposition proceeding without any right of appeal or review; or (b) a pending claim of a pending patent application within the Patent Rights that (i) has been asserted and continues to be prosecuted in good faith, (ii) has not been abandoned or finally rejected without the possibility of appeal or refiling, and (iii) has not been pending longer than seven (7) years from the date of issuance of the first substantive patent office action considering patentability of such claim by the relevant patent office in the country or territory in which such claim is pending (after which time such pending claim shall cease to be a Valid Claim for purposes of this Agreement unless and until such claim becomes the claim of an issued patent pursuant to clause (a) above).

1A. Consulting Inventions.

1A.1. The entire right, title and interest in and to each Consulting Invention, and all corresponding Consulting Invention Patent Rights, will be owned solely by Harvard. The parties and Dr. Myers agree that Dr. Myers shall assign his entire right, title and interest in any such Consulting Invention to Harvard.

1A.2. All determinations of inventorship under this Agreement shall be made in accordance with United States patent law. In case of dispute over inventorship, a mutually acceptable outside patent counsel shall make the determination of the inventor(s) by applying the standards contained in United States patent law.

1A.3. Dr. Myers shall disclose to Licensee and Harvard’s Office of Technology Development in a confidential writing the conception and/or reduction to practice of any Consulting Invention promptly after he becomes aware thereof. Harvard shall disclose to Licensee in a confidential writing the conception and/or reduction to practice of any Consulting Invention of which it becomes aware, promptly after its receipt of an invention disclosure form from Dr. Myers.

1A.4. Any consulting or other agreement pursuant to which Dr. Myers (for so long as he is an employee of Harvard) performs services for or on behalf of Licensee shall be consistent with and subordinate to the provisions of this Article 1A. Any such consulting agreement shall require Dr. Myers to assign his rights in any Consulting Invention to Harvard in a manner consistent with the provisions of this Article 1A, and shall allow Dr. Myers to make the disclosures contemplated by Section 1A.3. In the case of any discrepancy between Article 1A of this Agreement and any such consulting agreement, the terms of this Agreement shall prevail.

2.
License.
2.1.
License Grant. Subject to the terms and conditions set forth in this Agreement, Harvard hereby grants to Licensee an exclusive, worldwide, royalty-bearing license under Harvard’s interest in the Patent Rights, and a non-exclusive, worldwide, royalty-bearing license under Harvard’s interest in the Harvard Know-How, solely to develop, make, have made, use, offer for sale, sell, have sold and import and export Licensed Products solely within the Field; provided, however, that:
2.1.1.
Harvard retains the right, for itself and for other not-for-profit research organizations, to practice the Patent Rights within the scope of the license granted above, solely for non-commercial research, educational and scholarly purposes; provided, that, nothing herein shall be construed as permitting Harvard or any such not-for-profit research organization to grant any rights to any Third Party, including any for-profit sponsor, to practice or exploit any of the Patent Rights for any commercial purpose that would be inconsistent with the terms of the exclusive license of the Patent Rights, including any right to develop, manufacture, market or sell Licensed Products for use in the Field; and
2.1.2.
the United States federal government retains rights in the Patent Rights pursuant to 35 U.S.C. §§ 200-212 and 37 C.F.R. § 401 et seq., and any right granted in this Agreement greater than that permitted under 35 U.S.C. §§ 200-212 or 37 C.F.R. § 401 et seq. will be deemed modified as may be required to conform to the provisions of those statutes and regulations.
2.2.
Affiliates. The license granted to Licensee under Section 2.1 includes the right to have some or all of Licensee’s rights or obligations under this Agreement exercised or performed by one or more of Licensee’s Affiliates, on Licensee’s behalf; provided, however, that:
2.2.1.
no such Affiliate shall be entitled to grant, directly or indirectly, to any other party any right of whatever nature under, or with respect to, or permitting any use or exploitation of, any of the Patent Rights, including any right to develop, manufacture, market or sell Licensed Products or to practice Licensed Methods;
2.2.2.
any act or omission taken or made by an Affiliate of Licensee under this Agreement will be deemed an act or omission by Licensee under this Agreement; and
2.2.3.
any such Affiliate’s right to practice under any of the Patent Rights shall be deemed to be a Sublicense solely for purposes of the reporting and payment obligations set forth in this Agreement, including, without limitation, those set forth in Section 4.4 regarding Non-Royalty Sublicense Income received by any such Affiliate. For clarity, any distribution or dividend payments to Licensee by a subsidiary Affiliate of Licensee shall not be Non-Royalty Sublicense Income to Licensee.
2.3.
Sublicenses.
2.3.1.
Sublicense Grant. Licensee will be entitled to grant Sublicenses to Third Parties under the Patent Rights (and Harvard Know-How so long as sublicensed together with the Patent Rights), subject to the terms of this Section 2.3. Any such Sublicense shall be on terms and conditions in compliance with and not inconsistent with the terms of this Agreement.
2.3.2.
Sublicense Agreements. Licensee shall grant Sublicenses pursuant to written agreements, which will be subject and subordinate to the terms and conditions of this Agreement. Such Sublicense agreements will contain, among other things, the following:

2.3.2.1.
all provisions necessary to ensure Licensee’s ability to perform its obligations under this Agreement;
2.3.2.2.
a section substantially the same as Article 9 of this Agreement, which also will state that the Indemnitees (as defined in Section 9.1.1) are intended Third Party beneficiaries of such Sublicense agreement for the purpose of enforcing such indemnification;
2.3.2.3.
a provision clarifying that, in the event of termination of the license set forth in Section 2.1 (in whole or in part (e.g., termination in a particular country)), any existing Sublicense agreement shall terminate to the extent of such terminated license;
2.3.2.4.
a provision prohibiting the Sublicensee from further sublicensing its rights under such Sublicense agreement without the consent of Harvard, such consent not to be unreasonably withheld; and
2.3.2.5.
a provision prohibiting the Sublicensee from assigning the Sublicense agreement without the prior written consent of Harvard, except that Sublicensee may assign the Sublicense agreement to a successor in connection with the merger, consolidation or sale of all or substantially all of its assets or that portion of its business to which the Sublicense agreement relates; provided, however, that any permitted assignee agrees in writing to be bound by the terms of such Sublicense agreement.
2.3.3.
Delivery of Sublicense Agreement. Licensee shall furnish Harvard with a fully executed, un-redacted copy of any Sublicense agreement, promptly after its execution, the terms of which shall be Confidential Information of Licensee under this Agreement subject to Section 11.16. Harvard shall keep all such copies in its confidential files and shall use them solely for the purpose of monitoring Licensee’s and Sublicensees’ compliance with their obligations hereunder and enforcing Harvard’s rights under this Agreement.
2.3.4.
Breach by Sublicensee. Any act or omission by a Sublicensee that would have constituted a breach of this Agreement had it been an act or omission by Licensee shall constitute a breach of this Agreement; provided that such breach may be cured by Licensee

(i) taking prompt action to obtain the cure of such breach by Sublicensee within any cure period provided under this Agreement with respect to such breach, or (ii) absent such cure by Sublicensee, termination of the Sublicense granted to such Sublicensee.

2.4.
Improvements.
2.4.1.
Harvard shall promptly provide Licensee with written notice of each Improvement Invention of which it becomes aware. Licensee shall have the right to request, in writing and delivered to Harvard by Licensee within thirty (30) days following Licensee’s receipt of Harvard’s notice, an option to negotiate a one-time payment in order to obtain a license under Harvard’s interest in any Improvement Patent Rights that Harvard controls.
2.4.2.
If Licensee notifies Harvard of its exercise of its option to negotiate in accordance with Section 2.4.1 above, Licensee shall provide to Harvard, within thirty (30) days following Harvard’s receipt of Licensee’s notice, a development plan for Licensed Products covered by the Improvement Patent Rights (which shall include specific development milestones), for Harvard’s review and approval.
2.4.3.
Subject to any legal or contractual obligations of Harvard to Third Parties, upon the date of Harvard’s approval of Licensee’s development plan (such approval not to be unreasonably withheld), the parties shall enter into negotiations for a period of up to [***] days (the “Amendment Negotiation Period”) to amend this Agreement to include a grant of rights under Harvard’s interest in the Improvement Patent Rights in consideration for a one-time, non- refundable, upfront fee of [***] U.S. dollars ($[***]) for each Improvement Invention recorded under a distinct Harvard case number; provided, that if such Improvement Invention is jointly invented by Harvard researchers and employees of Licensee, such fee shall be [***] U.S. dollars ($[***]) per Improvement Invention. If Harvard and Licensee fail to reach agreement on terms within such Amendment Negotiation Period, or if Harvard does not approve Licensee’s development plan, then Licensee shall have no further rights with respect to the Improvement Patent Rights and Harvard will be entitled to grant licenses to Third Parties to such Improvement Patent Rights (but not the underlying Existing Patent Rights or Consulting Patent Rights) without any further obligation to Licensee. The parties acknowledge and agree that (i) as partial consideration for the addition of the [***] Patent Rights to this Agreement, Licensee shall pay and had paid Harvard an amount equal to [***] U.S. dollars ($[***]) within [***] ([***]) days after [***]; (ii) as partial consideration for the addition of the [***] Patent Rights to this Agreement, Licensee shall pay and had paid Harvard an amount equal to [***] U.S. dollars ($[***]) within [***] ([***]) days after [***]; (iii) as partial consideration for the addition of the [***] Patent Rights to this Agreement, Licensee shall pay and had paid Harvard an amount equal to [***] U.S. dollars ($[***]) within [***] ([***]) days after [***]; (iv) as partial consideration for the addition of HU Case No. [***] to this Agreement, Licensee shall pay and had paid Harvard an amount equal to [***] U.S. dollars ($[***]); (v) as partial consideration for the addition of HU Case No. [***] to this Agreement, Licensee shall pay and had paid Harvard an amount equal to [***] U.S. dollars ($[***]); and (vi) as partial consideration for the addition of the [***] Patent Rights, including Refiled Harvard Case No. [***] to this Agreement, Licensee shall pay Harvard [***] U.S. dollars ($[***]) within [***] ([***]) days after the Effective Date.
2.5.
No Other Grant of Rights. Except as expressly provided herein, nothing in this Agreement will be construed to confer any ownership interest, license or other rights upon Licensee by implication, estoppel or otherwise as to any technology, intellectual property rights, products or biological materials of Harvard, or any other entity, regardless of whether such technology, intellectual property rights, products or biological materials are dominant, subordinate or otherwise related to any Patent Rights.
3.
Development and Commercialization.
3.1.
Diligence. Licensee shall use commercially reasonable efforts and shall cause its Sublicensees to use commercially reasonable efforts: (a) to develop Licensed Products in accordance with the Development Plan; (b) to introduce Licensed Products into the commercial market; and (c) to market Licensed Products following such introduction into the market. In addition, Licensee, by itself or through its Affiliates or Sublicensees, shall achieve each of the Development Milestones with respect to Licensed Products within the time periods specified in Exhibit 1.11, subject to Sections 3.2 and 3.4. Licensee shall also achieve the Funding Milestone on or before [***]. Section 3.4 shall not apply to failure to achieve the Funding Milestone. If the

Funding Milestone is not achieved by [***], then Harvard may exercise its rights to immediately terminate this Agreement under Section 10.2.2.5.
3.2.
Development Plan. The parties agree that the Development Plan is a high level summary of Licensee’s plan for the development and commercialization of Licensed Products and is for informational purpose only. The Development Plan will be provided to Harvard when Licensee in its reasonable discretion has reasonable visibility into its clinical development planning for any given indication and will not be subject to Harvard’s approval. Licensee will be entitled, from time to time, to make such adjustments to the then applicable Development Plan as Licensee believes, in its good faith judgment, are needed in order to improve Licensee’s ability to meet the Development Milestones, without being subject to Harvard’s approval. Licensee may work on any and all indications it chooses, so long as it is working towards meeting the Development Milestones with at least one Licensed Product for use in any indication.
3.3.
Reporting. Within sixty (60) days after the end of each calendar year, Licensee shall furnish Harvard with a written report summarizing its, its Affiliates’ and its Sublicensees’ efforts during the prior year to develop and commercialize Licensed Products, including:

(a) research and development activities; (b) commercialization efforts; and (c) marketing efforts. Each report must contain a sufficient level of detail for Harvard to assess whether Licensee is in compliance with its obligations under Section 3.1 and a discussion of intended efforts for the then current year. Together with each report, Licensee shall provide Harvard with a copy of the then current Development Plan. All reports delivered pursuant to this Section 3.3 shall be deemed Confidential Information of Licensee pursuant to this Agreement.

3.4.
Failure to Meet Development Milestone; Opportunity to Cure. If Licensee believes that it will not achieve a Development Milestone, it may notify Harvard in writing in advance of the relevant deadline. Licensee shall include with such notice (a) a reasonable explanation of the reasons for such failure (and lack of finances will not constitute reasonable basis for such failure) (“Explanation”) and (b) a reasonable, detailed, written plan for promptly achieving a reasonable extended and/or amended milestone (“Plan”). If Licensee so notifies Harvard, but fails to provide Harvard with both an Explanation and Plan, then Licensee will have an additional thirty (30) days or until the original deadline of the relevant Development Milestone, whichever is later, to meet such milestone. Licensee’s failure to do so shall constitute a material breach of this Agreement and Harvard shall have the right to terminate this Agreement forthwith. If Licensee so notifies Harvard and provides Harvard with an Explanation and Plan, both of which are acceptable to Harvard in its reasonable discretion, then Exhibit 1.11 will be amended automatically to incorporate the extended and/or amended milestone set forth in the Plan. If Licensee so notifies Harvard and provides Harvard with an Explanation and Plan, but the Explanation is not acceptable to Harvard in its reasonable discretion (e.g., Licensee asserts lack of finances or development preference for a non-Licensed Product), then Licensee will have an additional thirty (30) days or until the original deadline of the relevant Development Milestone, whichever is later, to meet such milestone. Licensee’s failure to do so shall constitute a material breach of this Agreement and Harvard shall have the right to terminate this Agreement forthwith. If Licensee so notifies Harvard and provides Harvard with an Explanation and Plan, but the Plan is not acceptable to Harvard in its reasonable discretion, then Harvard will explain to Licensee why the Plan is not acceptable and provide Licensee with suggestions for an acceptable Plan. Licensee will have one opportunity to provide Harvard with an acceptable Plan within ninety (90) days, during which time Harvard agrees to work with Licensee in its effort to develop an acceptable

Plan. If, within such ninety (90) days, Licensee provides Harvard with an acceptable Plan, then Exhibit 1.11 will be amended automatically to incorporate the extended and/or amended milestone set forth in the Plan. If, within such ninety (90) days, Licensee fails to provide an acceptable Plan, then Licensee will have an additional thirty (30) days or until the original deadline of the relevant Development Milestone, whichever is later, to meet such milestone. Licensee’s failure to do so shall constitute a material breach of this Agreement and Harvard shall have the right to terminate this Agreement forthwith. For clarity, if Licensee fails to achieve a Development Milestone and does not avail itself of the procedure set forth in this Section 3.4, such failure shall be a material breach that entitles Harvard to proceed under Section 10.2.2.2.
4.
Consideration for Grant of License.
4.1.
Equity.
4.1.1.
Issuance. In partial consideration of the rights granted by Harvard to Licensee herein, within thirty (30) days after February 10, 2015, pursuant to a mutually-agreeable stock purchase or subscription agreement, Licensee shall issue to Harvard that number of shares of common stock of Licensee that is equal to [***] percent ([***]) of the capital stock of Licensee on a Fully-Diluted Basis (the “Shares”) after issuance of the Shares. The date of such issuance shall be referred to herein as the “Issue Date.” The Shares shall have the rights and obligations set forth in the then-effective Certificate of Incorporation and Bylaws of Licensee, which such documents shall be in the same form, without modification, amendment or supplement, as those provided to Harvard and as certified by Licensee on or before February 10, 2015. The Licensee agrees that it shall grant Harvard, as an owner of common stock of Licensee, the right to review and enter into any stockholders agreement (e.g., investors rights agreement, co-sale agreement, right of first refusal agreement, etc.) to the same extent that any other owner of common stock (whether or not such other common stockholder’s shareholdings are greater than Harvard’s) has such rights regarding any such stockholders agreement.
4.1.2.
Anti-Dilution. If, at any time, prior to the achievement of the Funding Threshold (as defined below), Licensee issues Additional Securities that would cause Harvard’s shareholdings in Licensee to drop below [***] percent ([***]) on a Fully-Diluted Basis, Licensee shall issue to Harvard for no additional consideration from time to time such additional number of shares of common stock of Licensee (the “Anti-Dilution Shares”) such that Harvard’s shareholdings in Licensee shall equal [***] percent ([***]) of the capital stock of Licensee on a Fully Diluted Basis, as calculated after giving effect to the anti-dilutive issuance up to the Funding Threshold, but not any issuances in consideration for investment amounts in excess of the Funding Threshold; provided however, that to the extent such Additional Securities are issued pursuant to a stock incentive plan approved by Licensee’s board of directors, Licensee shall issue the Anti-Dilution Shares upon the earlier of (i) the end of Licensee’s fiscal year in which the issuances took place and (ii) in connection with the closing of a preferred stock financing, in each case, calculated as of the date contemplated by (i) or (ii), as applicable. Such issuances shall continue only up to, and until such time as Licensee has achieved, the Funding Threshold. Thereafter, no additional shares shall be due to Harvard pursuant to this Section 4.1.2. For avoidance of doubt, in the event that Licensee issues Additional Securities in exchange for a new investment which, together with other previous investments in Licensee, exceeds the Funding Threshold, then the Anti-Dilution Shares in connection with such issuance will be calculated only with respect to the Additional Securities that would have been issued if the new investment, together with other previous investments in Licensee, equaled the Funding Threshold exactly (with the number of Anti-Dilution Shares being rounded up to the nearest whole unit, or tenth of a percent, as applicable).
4.1.3.
Representations and Warranties. Licensee hereby represents and warrants to Harvard that:
4.1.3.1.
The capitalization table attached hereto as Exhibit 4.1.3.1 (the “Cap Table”) sets forth all of the outstanding capital stock of Licensee on a Fully Diluted Basis as of February 10, 2015 and as of the Issue Date after assuming and giving effect to the issuance of the Shares under Section 4.1.1;
4.1.3.2.
Other than as set forth in the Cap Table, as of February 10, 2015 and as of the Issue Date, there are no outstanding shares of capital stock, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from Licensee any capital stock of Licensee and there are no contracts or binding commitments providing for the issuance of, or the granting of rights to acquire, any capital stock of Licensee or under which Licensee is, or may become, obligated to issue any of its securities; and
4.1.3.3.
The Shares, and Anti-Dilution Shares, if any, when issued pursuant to the terms hereof, shall, upon such issuance, be duly authorized, validly issued, fully paid and non-assessable.
4.1.4.
Definitions. The following terms shall have the following meanings:
4.1.4.1.
“Additional Securities” shall mean shares of capital stock, convertible securities, warrants, options or other rights to subscribe for, purchase or acquire from Licensee any capital stock of Licensee.
4.1.4.2.
“Fully Diluted Basis” shall mean, as of a specified date, the number of shares of common stock of Licensee then-outstanding (assuming conversion of all outstanding stock other than common stock into common stock) plus the number of shares of common stock of Licensee issuable upon exercise or conversion of then-outstanding convertible securities, options, rights or warrants of Licensee (which shall be determined without regard to whether such securities are then vested, exercisable or convertible).
4.1.4.3.
“Funding Threshold” shall mean an aggregate total investment of [***] U.S. Dollars ([***]) in cash, in one or a series of related or unrelated transactions, in each case, in exchange for Licensee’s capital stock.
4.1.4.4.
“Series A Threshold” shall mean an aggregate total investment of [***] U.S. Dollars ([***]) in cash, in a “Series A” transaction, in one or more tranches, by Third Party investors, in exchange for Licensee’s capital stock.
4.1.5.
Participation Rights. If Licensee issues any New Securities (a “New Issuance”) after achieving the Series A Threshold, then Harvard and/or its Approved Assignee (as defined below) will have the right and opportunity to purchase up to that portion of such New

Securities issued in each offering on the same terms and conditions as are offered to the other purchasers in each such financing, so that, after giving effect to the issuance of New Securities, Harvard will continue to maintain its same proportionate ownership of equity interests of Licensee equal to Harvard’s percentage ownership of Licensee, on a Fully-Diluted Basis, as of the date immediately preceding the New Issuance. Harvard’s rights in this Section 4.1.5 shall expire if Harvard’s and its Approved Assignee’s collective ownership in Licensee is reduced to less than [***]%, on a Fully Diluted Basis. Licensee shall provide Harvard a notice (the “Offer Notice”) before the completion of the New Issuance, including reasonable detail regarding the terms of the financing, including, without limitation, the total number of securities being offered, the per share or per unit purchase price of the securities, the rights and preferences appurtenant to the securities issued under the New Issuance, any contractual rights associated therewith, and the number of shares or units of such securities that Harvard, or its Approved Assignee, is eligible to purchase as provided in this Section 4.1.3. Harvard, or its Approved Assignee, as the case may be, shall notify Licensee within thirty (30) days after receipt of such written notice whether it intends to participate in the financing and in what amount. The rights set forth in this Section 4.1.3 shall be exercised by Harvard, or its Approved Assignee, if at all, by written notice to Licensee delivered not later than thirty (30) days after the receipt by Harvard of the Offer Notice in accordance with the terms and conditions stated therein, and such right shall expire at the end of the thirtieth day after the day of the receipt by Harvard of the Offer Notice. For purposes of this Agreement, the term “Approved Assignee” shall mean (a) [***] and its Affiliates, (b) any other entity to which Harvard’s participation rights under this section have been assigned either by Harvard or [***] or any of its Affiliates, so long as Harvard has obtained consent from Licensee (such consent not to be unreasonably withheld) and/or (c) any entity that is controlled by Harvard; provided, that any such Approved Assignee must be an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended; and the term “New Securities” shall mean any capital stock of Licensee, as well as any securities, rights or interests exercisable, convertible or exchangeable into capital stock of Licensee, regardless of whether such securities or rights are then exercisable, convertible or exchangeable into capital stock, but excluding shares of capital stock in Licensee issued:

(1)
in connection with any dividend, stock split, split-up or other distribution of capital stock;
(2)
to employees, officers or directors of, or consultants or advisors to, the Licensee or any subsidiary of Licensee pursuant to any plan or other incentive arrangement approved by Licensee’s governing body;
(3)
upon the exercise of options or the conversion of convertible securities, in each case provided such issuance is pursuant to the terms of such option or convertible security;
(4)
pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Licensee’s governing body;
(5)
pursuant to a merger, consolidation, acquisition or similar business combination approved by Licensee’s governing body and that does not result in new money for Licensee;
(6)
in connection with strategic transactions involving Licensee and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements, or (ii) technology transfer or development arrangements with any person or entity other than Harvard; provided, however, that the issuance of shares therein is not principally for equity financing purposes and the transaction has been approved by Licensee’s governing body; and
(7)
to suppliers or Third Party service providers in connection with the provision of goods or services pursuant to transactions approved by Licensee’s governing body.
4.2.
Milestone Payments.
4.2.1.
Licensee shall pay Harvard the following milestone payments with respect to each Licensed Product to reach each milestone, regardless of whether such milestone is achieved by Licensee, an Affiliate of Licensee or a Sublicensee:

	Antibiotic Products	Non-Antibiotic Products
First dosing of a patient in the first Phase 2 Clinical Study with respect to each Licensed Product	[***]	[***]
First dosing of a patient in the first Phase 3 Clinical Study with respect to each Licensed Product	[***]	[***]

Marketing Authorization in the U.S. with respect to each Licensed Product	[***]	[***]
Marketing Authorization in a Major European Country with respect to each Licensed Product	[***]	[***]
Marketing Authorization in Japan with respect to each Licensed Product	[***]	[***]
Cumulative global Net Sales with respect to all Licensed Products that are Antibiotic Products equals or exceeds [***]	[***]	[***]

Where Licensee ceases development of a Licensed Product having achieved one or more of the foregoing milestones, payments made under this Section 4.2.1 in consideration of achievement by such Licensed Product of such milestone may be credited by Licensee against the next Licensed Product to achieve such milestone.

4.2.2.
Licensee shall notify Harvard in writing within forty-five (45) days following the achievement of each milestone described in Section 4.2.1, and shall make the appropriate milestone payment within forty-five (45) days after the achievement of such milestone.
4.3.
Royalty on Net Sales.
4.3.1.
Rate.

	Antibiotic Products		Non-Antibiotic Products
	Cumulative Net Sales less than or equal to [***]	Cumulative Net Sales greater than [***]
Type I Licensed Products & Forfeited 13- Membered Macrolide Products	[***]	[***]	[***]
Type II Licensed Products & Type II 13- Membered	[***]	[***]	[***]

Macrolide Products that are not Forfeited 13- Membered Macrolide Products

4.3.1.1.
Type I Licensed Products. Licensee shall pay Harvard, on a country-by-country and Licensed Product-by-Licensed Product basis, royalties on Net Sales of each Type I Licensed Product, at a royalty rate determined by (i) cumulative Net Sales of such Type I Licensed Product and (ii) whether such Type I Licensed Product is an Antibiotic Product or a Non-Antibiotic Product, pursuant to the table above (with respect to each Antibiotic Product and Non-antibiotic Product)in this Section 4.3.1. For purposes of, and as used in, this Article 4, “Antibiotic Product” means a drug used to treat or prevent a disease caused by bacteria by killing or inhibiting the growth of such bacteria; and “Non-Antibiotic Product” means a product that is not an Antibiotic Product
4.3.1.2.
Type II Licensed Products. Licensee shall pay Harvard, on a country-by-country and Licensed Product-by-Licensed Product basis, royalties on Net Sales of each Type II Licensed Product, at a royalty rate determined by (i) cumulative Net Sales of such Type II Licensed Product and (ii) whether such Type II Licensed Product is an antibiotic product or a non-antibiotic product, pursuant to the table above in this Section 4.3.1, for a period of [***] ([***]) years from the date of the First Commercial Sale of such Type II Licensed Product in such country. For clarity, if a Type I Licensed Product becomes a Type II Licensed Product due to expiration of Patent Rights prior to the end of the [***] period referenced above, such Licensed Product shall be subject to the royalty terms set forth above regarding Type II Licensed Products, and Licensee will pay Harvard royalties in accordance with this Section 4.3.1.2 until the expiration of the remaining portion of the applicable [***] period.
4.3.1.3.
Type II 13-Membered Macrolide Products. For the purpose of royalty payments, Licensee shall treat Type II 13-Membered Macrolide Products the same as Type II Licensed Products; provided that Licensee shall treat a Forfeited 13-Membered Macrolide Product the same as a Type I Licensed Product. With respect to Type II 13- Membered Macrolide Products including Forfeited 13-Membered Macrolide Products, royalties will be payable on a country-by-country and Licensed Product-by-Licensed Product basis for a period of [***] ([***]) years from the date of First Commercial Sale of such 13-Membered Macrolide Product in such country.
4.3.2.
Third Party Royalty Set-Off. If, after February 10, 2015, Licensee obtains a license from a Third Party to Infringed IP after arm’s length negotiations, it may offset fifty percent (50%) of any royalty payments due thereunder with respect to sales of Licensed Products (except for sales of Combination Products, to which this Section 4.3.2 shall not apply) against the royalty payments that are due to Harvard with respect to Net Sales of such Licensed Products in such country; provided that in no event shall (a) the royalty rate applicable to Harvard with respect to such Licensed Products be reduced to lower than a floor rate, which applicable floor rate for each such type of Licensed Product is provided in the table below in this Section 4.3.2 and (b) the percentage offset that Licensee is entitled to make against royalty payments due to Harvard be greater than any percentage offset that Licensee is entitled to make against royalty payments due to such Third Party licensor on account of royalty payments made to Harvard with respect to such Licensed Product.

	Antibiotic Products		Non-Antibiotic Products
	Cumulative Net Sales less than or equal to [***]	Cumulative Net Sales greater than [***]
Type I Licensed Products & Forfeited 13- Membered Macrolide Products	[***]	[***]	[***]
Type II Licensed Products & Type II 13- Membered Macrolide Products that are not Forfeited 13- Membered Macrolide Products	[***]	[***]	[***]

4.3.3.
Patent Challenge. If Licensee, its Affiliate or a Sublicensee (“Challenging Party”) commences an action in which it challenges the validity, enforceability or scope of any of the Patent Rights (a “Challenge Proceeding”), the royalty rate specified in Section 4.3.1 will be doubled with respect to Net Sales of Licensed Products that are sold during the pendency of such Challenge Proceeding. If the outcome of such Challenge Proceeding is a determination against the Challenging Party, (a) the royalty rate specified in Section 4.3.1 with respect to Net Sales of Licensed Products that are covered by the Patent Rights that are the subject of such Challenge Proceeding shall remain at such doubled rate and (b) Licensee shall reimburse Harvard for all expenses incurred by Harvard (including reasonable attorneys’ fees) in connection with such Challenge Proceeding. If the outcome of such Challenge Proceeding is a determination in favor of the Challenging Party, Licensee will have no right to recoup any royalties paid before or during the pendency of such Challenge Proceeding.
4.3.4.
Complex Consideration. The parties acknowledge and agree (i) that the licenses granted hereunder to Licensee in Harvard’s interests in the Patent Rights and the Harvard Know-How have enabled and will enable Licensee, its Affiliates, or Sublicensees to develop Licensed Products, and (ii) that in consideration of the rights to practice the Patent Rights and to use the Harvard Know-How granted hereunder, and in consideration for Harvard’s actions in abandoning Harvard Case No. [***] Application U.S.S.N. [***] and Harvard Case No. [***] Application U.S.S.N. [***] and refiling an application including the Valid Claims made in the [***] Patent Rights, the royalty rates, milestone payments and other payments in this Article IV have been structured for Licensee’s convenience in calculating and paying such amounts, and

(iii) that certain royalty rates and milestone payments incorporate discounts reflecting that certain Licensed Products may not be covered by Valid Claims within the Patent Rights, but may be based upon, derived from or developed through the use of the Patent Rights or Harvard Know-How licensed hereunder, with the intent of compensating Harvard for the fair market value of such rights as determined and agreed upon by the parties hereunder. Licensee agrees that, unless explicitly provided otherwise in this Agreement (including without limitation as provided in Section 4.3.2), it shall not be entitled to a reduction in the royalty rates or milestone payments otherwise payable until the end of any payment period set forth in this Article IV.

4.4.
Non-Royalty Sublicense Income. Licensee will pay Harvard an amount equal to the following percentages of all Non-Royalty Sublicense Income:
4.4.1.
[***] of Non-Royalty Sublicense Income received in connection with a Sublicense entered into prior to the date of the first IND submission with respect to the first Licensed Product that is the subject matter of such Sublicense;
4.4.2.
[***] of Non-Royalty Sublicense Income received in connection with a Sublicense entered into on or after the date of the first IND submission and prior to the date of first dosing of a patient in the first Phase 2 Clinical Study with respect to the first Licensed Product that is the subject matter of such Sublicense;
4.4.3.
[***] of Non-Royalty Sublicense Income received in connection with a Sublicense entered into on or after the date of first dosing of a patient in the first Phase 2 Clinical Study and prior to first dosing of a patient in the first Phase 3 Clinical Study of a with respect to the first Licensed Product that is the subject matter of such Sublicense;
4.4.4.
[***] of Non-Royalty Sublicense Income received in connection with a Sublicense entered into on or after the date of first dosing of a patient in the first Phase 3 Clinical Study and prior to NDA acceptance with respect to the first Licensed Product that is the subject matter of such Sublicense; and
4.4.5.
[***] of Non-Royalty Sublicense Income received in connection with a Sublicense entered into on or after the date of NDA acceptance with respect to the first Licensed Product that is the subject matter of such Sublicense.

5.
Reports; Payments; Records.
5.1.
Reports and Payments.
5.1.1.
Reports. Within forty-five (45) days after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which Net Sales are generated or Non-Royalty Sublicense Income is received, Licensee shall deliver to Harvard a report containing the following information (in each instance, with a Licensed Product-by-Licensed Product and country-by-country breakdown):
5.1.1.1.
the number of units of Licensed Products sold, leased or otherwise transferred by Invoicing Entities for the applicable Calendar Quarter (with a breakdown by type of Licensed Products – i.e., Type I Licensed Products, Type II Licensed Products and Type II 13-Membered Macrolide Products);
5.1.1.2.
the gross amount billed or invoiced for Licensed Products sold, leased or otherwise transferred by Invoicing Entities during the applicable Calendar Quarter;
5.1.1.3.
a calculation of Net Sales for the applicable Calendar Quarter, including an itemized listing of allowable deductions;
5.1.1.4.
a detailed accounting of all Non-Royalty Sublicense Income received during the applicable Calendar Quarter;
5.1.1.5.
the total amount payable to Harvard in U.S. Dollars on Net Sales and Non-Royalty Sublicense Income for the applicable Calendar Quarter, together with the exchange rates used for conversion; and
5.1.1.6.
a list of Harvard Case numbers for all Patent Rights that have Valid Claims covering the Licensed Products.

Each such report shall be certified on behalf of Licensee as true, correct and complete in all material respects. If no amounts are due to Harvard for a particular Calendar Quarter, the report shall so state.

5.1.2.
Payment. Within forty five (45) days after the end of each Calendar Quarter, Licensee shall pay Harvard all amounts due with respect to Net Sales and Non-Royalty Sublicense Income for the applicable Calendar Quarter.
5.2.
Payment Currency. All payments due under this Agreement will be paid in U.S. Dollars. Conversion of foreign currency to U.S. Dollars will be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the applicable Calendar Quarter. Such payments will be without deduction of exchange, collection or other charges.
5.3.
Records. Licensee shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records of Licensed Products that are made, used, sold, leased or transferred under this Agreement, any amounts payable to Harvard in relation to such Licensed Products, and all Non-Royalty Sublicense Income received by Licensee and its Affiliates, which records shall contain sufficient information to permit Harvard to confirm the accuracy of any reports or notifications delivered to Harvard under Section 5.1. Licensee, its Affiliates and/or its Sublicensees, as applicable, shall retain such records relating to a given Calendar Quarter for at least five (5) years after the conclusion of that Calendar Quarter, during which time Harvard will have the right, at its expense, to cause an independent, certified public accountant (or, in the event of a non-financial audit, other appropriate auditor) to inspect such records during normal business hours for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement and Licensee’s compliance with the terms hereof. Such accountant or other auditor, as applicable, shall be bound by obligations of confidentiality and non-use with respect to information disclosed by Licensee and shall not disclose to Harvard any information other than information relating to the accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. If any audit performed under this Section 5.3 reveals an underpayment in excess of five percent (5%) in any calendar year, Licensee shall reimburse Harvard for all amounts incurred in connection with such audit. Harvard may exercise its rights under this Section 5.3 only once every calendar year per audited entity and only with reasonable prior notice to Licensee.

5.4.
Late Payments. Any payments by Licensee that are not paid on or before the date such payments are due under this Agreement will bear interest at the lower of (a) one and one half percent (1.5%) per month and (b) the maximum rate allowed by law. Interest will accrue beginning on the first day following the due date for payment and will be compounded quarterly. Payment of such interest by Licensee shall not limit, in any way, Harvard’s right to exercise any other remedies Harvard may have as a consequence of the lateness of any payment.
5.5.
Payment Method. Each payment due to Harvard under this Agreement shall be paid by check or wire transfer of funds to Harvard’s account in accordance with written instructions provided by Harvard. If made by wire transfer, such payments shall be marked so as to refer to this Agreement.
5.6.
Withholding and Similar Taxes. All amounts to be paid to Harvard pursuant to this Agreement shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government fees or taxes imposed on Licensee, except as permitted in the definition of Net Sales.
6.
Patent Filing, Prosecution and Maintenance.
6.1.
Control.
6.1.1.
Except as expressly provided in Section 6.1.2., below, Harvard will be responsible for the preparation, filing, prosecution, protection and maintenance of all Patent Rights, using independent patent counsel reasonably acceptable to Licensee. Harvard will: (a) instruct such patent counsel to furnish the Licensee with copies of all correspondence relating to the Patent Rights from the United States Patent and Trademark Office (USPTO) and any other patent office, as well as copies of all proposed responses to such correspondence in time for

Licensee to review and comment on such response; (b) give Licensee an opportunity to review the text of each patent application before filing; (c) consult with Licensee with respect thereto; (d) supply Licensee with a copy of the application as filed, together with notice of its filing date and serial number; and (e) keep Licensee advised of the status of actual and prospective patent filings. Harvard shall give Licensee the opportunity to provide comments on and make requests of Harvard concerning the preparation, filing, prosecution, protection and maintenance of the Patent Rights, and shall seriously consider such comments and requests, including with due consideration of such cost/benefit analysis as Licensee may provide or suggest; however, final decision-making authority shall vest in Harvard.

6.1.2.
6.1.2.1.
Notwithstanding anything in the contrary in the Joint Invention Administration Agreement entered into by the parties and made effective as of [***], Licensee will be responsible for the preparation, filing, prosecution, protection and maintenance of any Joint Improvement Patent Rights, currently including HU Case Nos. [***], [***] and [***] (including Refiled Harvard Case No. [***]), and Joint Consulting Invention Patent Rights, in each case using independent patent counsel reasonably acceptable to Harvard. Licensee will: (a) instruct such patent counsel to furnish Harvard with copies of all correspondence relating to the Patent Rights from the USPTO and any other patent office, as well as copies of all proposed responses to such correspondence in time for Licensee to review and comment on such response; (b) give Harvard an opportunity to review the text of each patent application before filing; (c) consult with Harvard with respect thereto; (d) supply Harvard with a copy of the application as filed, together with notice of its filing date and serial number; and (e) keep Harvard advised of the status of actual and prospective patent filings. Licensee shall give Harvard the opportunity to provide comments on and make requests of Licensee concerning the preparation, filing, prosecution, protection and maintenance of the Patent Rights controlled by Licensee pursuant to this Paragraph, and shall seriously consider such comments and requests; however, final decision-making authority shall vest in Licensee, except that (a) Licensee will not abandon any such Patent Rights without first giving Harvard the opportunity to assume responsibility for their ongoing maintenance and (b) Licensee shall take action with respect to HU Case No. [***] as provided in the following Section 6.1.2.2.
6.1.2.2.
Licensee either shall (a) abandon the January 4, 2017 provisional applications contained within HU Case No. [***] without filing any application(s) claiming priority from them or (b) amend the inventorship of such applications and any application(s) claiming priority from them to include Andrew Myers among the inventors named thereon. In addition, on or before April 28, 2018, Licensee shall convert U.S.S.N. [***] and U.S.S.N. [***] such that they will be merged into one or both of a single U.S. utility patent application and a single international (PCT) patent application, i.e., such that no further application is filed that claims priority from one, but not the other, of such provisional applications.
6.1.2.3.
Licensee hereby represents, warrants and covenants that it has not filed, and will not file, any patent application(s) other than those contained within HU Case No. [***] and HU Case No. [***], which applications claim any subject matter that would be considered an Improvement Invention under the terms hereof. Any breach by Licensee of the representation or warranty contained in this Section will be a material breach of this Agreement for purpose of termination in accordance with Section 10.2.2.1 hereof.
6.2.
Expenses. Subject to Section 6.3 below, Licensee shall reimburse Harvard for all documented, out-of-pocket expenses incurred by Harvard pursuant to this Article 6 in connection with the preparation, filing, prosecution, maintenance and protection of the Patent Rights within [***] ([***]) days after the date of each invoice from Harvard for such expenses. In addition, within [***] ([***]) days after [***], Licensee shall reimburse Harvard for all documented, out-of-pocket expenses incurred by Harvard prior to [***] with respect to the preparation, filing, prosecution, maintenance and protection of the Patent Rights. The payment made to Harvard of [***] dollars ($[***]) under the terms of the Letter Agreement dated [***] between Dr. Lawrence Miller and Harvard is to be applied to expenses incurred by Harvard in connection with the preparation, filing, prosecution, protection and maintenance of the Patent Rights prior to [***], and shall effectively reduce the amount owed by Licensee under the immediately preceding sentence with respect to such expenses incurred by Harvard prior to [***].
6.3.
Abandonment. If Licensee decides that it does not wish to pay for the preparation, filing, prosecution, protection or maintenance of any Patent Rights in a particular country (“Abandoned Patent Rights”), Licensee shall provide Harvard with prompt written notice of such election. Upon receipt of such notice by Harvard, Licensee shall be released from its obligation to reimburse Harvard for the expenses incurred thereafter as to such Abandoned Patent Rights; provided, however, that expenses authorized prior to the receipt by Harvard of such notice shall be deemed incurred prior to the notice. In the event of Licensee’s abandonment of any Patent Rights, any license granted by Harvard to Licensee hereunder with respect to such Abandoned Patent Rights will terminate, and Licensee will have no rights whatsoever to exploit such Abandoned Patent Rights. Harvard will then be free, without further notice or obligation to Licensee, to grant rights in and to such Abandoned Patent Rights to Third Parties.
6.4.
Small Entity Designation. If Licensee, its Affiliates, any Sublicensee and/or any holder of an option to obtain a Sublicense does not qualify, or at any point during the Term ceases to qualify, as an entity entitled to pay lesser fees as provided by the USPTO (i.e., a “small entity”) or the patent office of any other country, Licensee shall so notify Harvard promptly, in order to enable Harvard to comply with regulations regarding payment of fees with respect to Patent Rights.
6.5.
Marking. Licensee shall, and shall cause its Affiliates and Sublicensees to, mark all Licensed Products sold or otherwise disposed of in such a manner as to conform with the patent laws and practice of the country to which such products are shipped or in which such products are sold for purposes of ensuring maximum enforceability of Patent Rights in such country.
7.
Enforcement of Patent Rights.
7.1.
Notice. In the event either party becomes aware of any possible or actual infringement of any Patent Rights with respect to Licensed Products in the Field (an “Infringement”), that party shall promptly notify the other party and provide it with details regarding such Infringement.
7.2.
Suit by Licensee. Licensee shall have the first right, but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement. Before Licensee commences an action with respect to any Infringement, Licensee shall consider in good faith the views of Harvard in making its decision whether to sue. Should Licensee elect to bring suit against an infringer, Licensee shall keep Harvard reasonably informed of the progress of the action and shall give Harvard a reasonable opportunity in advance to consult with Licensee and offer its views about major decisions affecting the litigation. Licensee shall give careful consideration to those views, but shall have the right to control the action in its discretion; provided, however, that if Licensee fails to defend in good faith the validity and/or enforceability of the Patent Rights in the action or, or if Licensee’s license to a Valid Claim in the suit terminates, Harvard may elect to take control of the action pursuant to Section 7.3. The costs and expenses of such suit or suits that Licensee elects to bring shall be paid for entirely by Licensee, and Licensee shall hold Harvard free, clear and harmless from and against any and all such expenses including, without limitation, reasonable attorneys’ fees and other costs, expenses, damages and liability that are incurred by Harvard with respect to discovery or any other aspect of the prosecution, adjudication, defense, management and/or settlement of, or joinder to, any such action, including any appeals, remands or other related proceedings, or that are awarded against Harvard as a party to such action controlled by Licensee; provided, that, to the extent Harvard elects to be represented in such suit or suits by separate counsel of its selection (except in the event that Harvard retains separate counsel as a result of a conflict of interest with counsel retained by Licensee), such counsel’s fees and expenses shall be paid by Harvard. Licensee shall not compromise or settle such litigation without the prior written consent of Harvard, which consent shall not be unreasonably withheld or delayed. In the event Licensee exercises its right to sue pursuant to this Section 7.2, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Harvard shall receive an amount equal to [***] percent ([ ]) of such funds and the remaining [***] percent ([ ]) of such funds shall be retained by Licensee.
7.3.
Suit by Harvard. If Licensee does not take action in the prosecution, prevention, or termination of any Infringement pursuant to Section 7.2 above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within ninety (90) days after receipt of notice to Licensee by Harvard of the existence of an Infringement, Harvard may elect to do so. Should Harvard elect to bring suit against an infringer and Licensee is joined as party plaintiff in any such suit, Licensee shall have the right to approve the counsel selected by Harvard to represent Harvard and Licensee, such approval not to be unreasonably withheld. Any and all expenses, including reasonable attorneys’ fees, incurred with respect to the prosecution, adjudication and/or settlement of such suit, including any related appeals, incurred by Licensee, including any expenses incurred by Licensee due to its involvement as a party plaintiff or other involvement at the express request of Harvard in conjunction with the prosecution of such suit or settlement thereof, shall be paid for entirely by Harvard; provided, that, to the extent Licensee elects to be represented in such suit or suits by separate counsel of its own selection (except in the event that Harvard retains separate counsel as a result of a conflict of interest with counsel retained by Licensee), such counsel’s fees and expenses shall be paid by Harvard. Harvard shall not compromise or settle such litigation without the prior written consent of Licensee, which consent shall not be unreasonably withheld or delayed. In the event Harvard exercises its right to sue pursuant to this Section 7.3, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Licensee shall receive an amount equal to [***] percent ([***]) of such funds and the remaining [***] percent ([***]) of such funds shall be retained by Harvard.

7.4.
Own Counsel. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Article 7 by the other party for Infringement.
7.5.
Cooperation. Each party agrees to cooperate fully in any action under this Article 7 that is controlled by the other party, and shall consent to being joined as a named party plaintiff in such action if such joinder is necessary under applicable law to establish standing for the initiation of such action; provided that the controlling party shall reimburse the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.
7.6.
Declaratory Judgment. If a declaratory judgment action is brought naming Licensee and/or any of its Affiliates or Sublicensees as a defendant and alleging invalidity or unenforceability of any claims within the Patent Rights, Licensee shall promptly notify Harvard in writing and Harvard may elect, upon written notice to Licensee within thirty (30) days after Harvard receives notice of the commencement of such action, to take over the sole defense of the invalidity and/or unenforceability aspect of the action at its own expense.
8.
Warranties; Limitation of Liability.
8.1.
To the best of the knowledge of the Office of Technology Development of Harvard University (“OTD”) and with no further investigation, as of [***], OTD represents and warrants that:
8.1.1.
it has received written assignments of the Existing Patent Rights from the named inventors thereof, as listed on the patents and patent applications listed in Exhibit 1.14;
8.1.2.
OTD has the power and the authority to enter into this Agreement and perform its obligations hereunder;
8.1.3.
OTD has not received any written notice from any Third Party that any Third Party patent, patent application or other intellectual property rights would be infringed (i) by practicing any process or method covered by the Patent Rights or by making, using or selling any product covered by the Patent Rights, or (ii) by making, using, offering for sale, selling or importing Licensed Products;
8.1.4.
OTD has not received any written notice from any Third Party of any Infringement (as defined in Section 7.1); and
8.1.5.
OTD has not granted any rights in the Patent Rights to any Third Party that are inconsistent with the terms of this Agreement.
8.2.
Compliance with Law. Licensee represents and warrants that it will comply, and will ensure that its Affiliates comply and will include in each Sublicense agreement an obligation for each Sublicensee to comply, with all local, state, federal and international laws and regulations relating to the development, manufacture, use, sale and importation of Licensed Products. Without limiting the foregoing, Licensee represents and warrants, on behalf of itself and its Affiliates, that it shall, and it will contractually obligate its Sublicensees to, comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. Licensee hereby gives written assurance that it will comply with, and will cause its Affiliates to comply with (and will contractually obligate its Sublicensees to comply with), all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or Sublicensees, and that it will indemnify, defend, and hold Harvard harmless (in accordance with Section 9.1) for the consequences of any such violation.
8.3.
No Warranty.
8.3.1.
NOTHING CONTAINED HEREIN SHALL BE DEEMED TO BE A WARRANTY BY HARVARD THAT IT CAN OR WILL BE ABLE TO OBTAIN PATENTS ON PATENT APPLICATIONS INCLUDED IN THE PATENT RIGHTS, OR THAT ANY OF THE PATENT RIGHTS WILL AFFORD ADEQUATE OR COMMERCIALLY WORTHWHILE PROTECTION.
8.3.2.
HARVARD MAKES NO WARRANTIES WHATSOEVER AS TO THE COMMERCIAL OR SCIENTIFIC VALUE OF THE PATENT RIGHTS. HARVARD MAKES NO REPRESENTATION THAT THE PRACTICE OF THE PATENT RIGHTS OR THE DEVELOPMENT, MANUFACTURE, USE, SALE OR IMPORTATION OF ANY LICENSED PRODUCT OR THE PRACTICE OF ANY LICENSED METHOD, OR ANY ELEMENT THEREOF, WILL NOT INFRINGE ANY PATENT OR PROPRIETARY RIGHTS OF ANY THIRD PARTY.
8.3.3.
EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, PATENTS, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.
8.4.
Limitation of Liability.
8.4.1.
Except with respect to matters for which Licensee is obligated to indemnify Harvard under Article 9, neither party will be liable to the other with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (a) any indirect, incidental, consequential or punitive damages or lost profits or (b) cost of procurement of substitute goods, technology or services.
8.4.2.
Except for damages caused directly by the gross negligence or willful misconduct of Harvard, Harvard’s aggregate liability for all damages of any kind arising out of or relating to this Agreement or its subject matter under any contract, negligence, strict liability or other legal or equitable theory shall not exceed the amounts paid to Harvard under this Agreement.
9.
Indemnification and Insurance.
9.1.
Indemnity.
9.1.1.
Licensee shall indemnify, defend and hold harmless Harvard and its current and former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns (collectively, the “Indemnitees”) from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation of any kind or nature (including reasonable attorneys’ fees and other costs and expenses of litigation), due to any Third Party claim based upon, or arising out of the practice by or on behalf of Licensee, any of its Affiliates or Sublicensees, of license rights granted under this Agreement, including any cause of action relating to product liability concerning any product, process, or service made, used, sold or performed pursuant to any right or license granted under this Agreement (collectively, “Claims”). The previous sentence will not apply to the extent that any Claim is determined with finality by a court of competent jurisdiction to result from the gross negligence or willful misconduct of an Indemnitee or from any breach of a representation made under Section 8.1 by Harvard. Harvard will notify Licensee of any Claim hereunder as soon as reasonably practicable after it receives notice of the Claim; provided that the failure so to notify Licensee will relieve Licensee from liability for indemnification only if and to the extent Licensee did not otherwise promptly learn of such Claim and such failure results in additional costs, expenses or liability of Licensee under Section 9.1. Harvard shall permit Licensee to assume direction and control of the defense of the Claim (including the right to settle the Claim, solely at Licensee’s expense); provided, however, that Licensee shall not settle any Claim without the prior written consent of Harvard where such settlement (a) would include any admission of liability on the part of any Indemnitee, (b) would impose any restriction on any Indemnitee’s conduct of any of its activities or, (c) would not include an unconditional release of all Indemnitees from all liability for claims that are the subject matter of the settled Claim. Harvard shall cooperate as reasonably requested (at the expense of Licensee) in the investigation and defense of any Claim, and may not settle a Claim without the express written consent of Licensee.
9.1.2.
Licensee shall, at its own expense, provide attorneys reasonably acceptable to Harvard to defend against any actions brought or filed against any Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.
9.2.
Insurance.
9.2.1.
Beginning at the time any Licensed Product is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee, or by an Affiliate, Sublicensee or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $5,000,000 per incident and $5,000,000 annual aggregate and naming the Indemnitees as additional insureds.

During clinical trials of any such Licensed Product, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as Harvard shall reasonably require, naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide: (a) product liability coverage and (b) broad form contractual liability coverage for Licensee’s indemnification obligations under this Agreement.

9.2.2.
If Licensee elects to self-insure all or part of the limits described above in this Section 9.2 (including deductibles or retentions that are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to Harvard and CRICO/RMF (Harvard’s insurer) in their sole discretion. The minimum amounts of insurance coverage required shall not be construed to create a limit of Licensee’s liability with respect to its indemnification obligations under this Agreement.
9.2.3.
Licensee shall provide Harvard with written evidence of such insurance upon request of Harvard within ten (10) days after such request. Licensee shall provide Harvard with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change that would result in non-compliance with Section 9.2.1 or 9.2.2 in such insurance and shall obtain replacement insurance providing comparable coverage within such fifteen (15) day period.
9.2.4.
Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during: (a) the period that any Licensed Product is being commercially distributed or sold by Licensee, or an Affiliate, Sublicensee or agent of Licensee; and (b) a reasonable period after the period referred to in (a) above which in no event shall be less than ten (10) years.
10.
Term and Termination.
10.1.
Term. The term of this Agreement shall commence on [***] and, unless earlier terminated as provided in this Article 10, shall continue in full force and effect until that date when no royalty or other payment obligations under this Agreement are or will become due (the “Term”).
10.2.
Termination.
10.2.1.
Termination Without Cause. Licensee may terminate this Agreement upon sixty (60) days prior written notice to Harvard.
10.2.2.
Termination for Default.
10.2.2.1.
In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within thirty (30) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach.
10.2.2.2.
If Licensee defaults in its obligations under Section 9.2 to procure and maintain insurance or, if Licensee has in any event failed to comply with the notice requirements contained therein, then Harvard may terminate this Agreement immediately without any additional notice or waiting period; provided, that, solely in respect of a breach of the notice requirements contained in Section 9.2.3, so long as Licensee obtained comparable replacement coverage prior to the termination or change in Licensee’s prior insurance policy and at no point was in breach of its obligations to maintain adequate insurance coverage, as required under Section 9.2, Licensee may cure such breach of the notice requirements under Section 9.2.3 by providing evidence of such comparable replacement coverage, without any gap in adequate coverage having existed at any time, to Harvard within ten (10) days of notice from Harvard regarding such breach of such notice requirements.

10.2.2.3.
Harvard shall be entitled to terminate this Agreement in accordance with the provisions of Section 3.4.
10.2.2.4.
If Licensee defaults in its obligations under Section 4.1.1 or Section 6.2, then Harvard may terminate this Agreement immediately upon written notice to Licensee without any additional waiting period.
10.2.2.5.
If, by no later than [***], Licensee fails to achieve a Funding Milestone, then Harvard may terminate this Agreement immediately upon written notice to Licensee without any additional waiting period.
10.2.3.
Bankruptcy. Harvard may terminate this Agreement upon notice to Licensee if Licensee becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against Licensee and not dismissed within ninety (90) days, or if Licensee becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.
10.3.
Effect of Termination.
10.3.1.
Termination of Rights. Upon termination of this Agreement by either party pursuant to any of the provisions of Section 10.2: (a) the rights and licenses granted to Licensee under Article 2 shall terminate, all rights in and to and under the Patent Rights will revert to Harvard and neither Licensee nor its Affiliates may make any further use or exploitation of the Patent Rights; and (b) any existing Sublicense shall terminate; provided, however, that notwithstanding the foregoing, each Sublicensee that is not at that time in breach of its Sublicense shall have the right to obtain a license from Harvard on substantially the same terms and conditions as set forth herein, which shall not impose any representations, warranties, obligations or liabilities on Harvard that are not included in this Agreement; provided, that (i) the scope of the license granted directly by Harvard to such Sublicensee shall be co-extensive with the scope of the Sublicense granted by Licensee to such Sublicensee, (ii) if the Sublicense granted to such Sublicensee was non-exclusive, such Sublicensee shall not have the right to participate in the prosecution or enforcement of the Patent Rights under the license granted to it directly by Harvard,

(iii) if there is more than one Sublicensee, each Sublicensee that is granted a direct license shall be responsible for a pro rata share of the reimbursement due under Section 6.2 of this Agreement (based on the number of direct licenses under the Patent Rights in effect on the date of reimbursement), (iv) the financial terms of such direct license by Harvard shall be the more favorable to Harvard of the financial terms (taken as a whole) in the Sublicense granted to such Sublicensee or the financial terms (taken as a whole) that apply to Licensee herein, (v) Harvard shall not have any obligations that are greater than or inconsistent with the obligations of Harvard under this Agreement or the nature of Harvard as an academic and non-profit entity, or any fewer rights than Harvard has under this Agreement, and (vi) all obligations arising prior to execution of such direct license shall remain the responsibility of Licensee and Harvard shall be released from any and all liability relating to such obligations. If any Sublicensee desires to enter into such a direct license, it shall be wholly the responsibility of that Sublicensee to notify Harvard of such desire no later than thirty (30) days after the effective date of termination of this Agreement.

10.3.2.
Accruing Obligations. Termination or expiration of this Agreement shall not relieve the parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder up to the date of termination or expiration. After the date of termination or expiration (except in the case of termination by Harvard pursuant to Section 10.2), Licensee, its Affiliates and Sublicensees (a) may sell Licensed Products then in stock and (b) may complete the production of Licensed Products then in the process of production and sell the same; provided that, in the case of both (a) and (b), Licensee shall pay the applicable royalties and payments to Harvard in accordance with Article 4, provide reports and audit rights to Harvard pursuant to Article 5 and maintain insurance in accordance with the requirements of Section 9.2. The parties agree that the obligations in Section 4.1 (Equity) and Section 6.2 (Expenses) will accrue immediately upon execution of this Agreement by both parties, regardless of the events, invoice and payment timing details set forth therein.
10.3.3.
Regulatory Filings. Licensee shall have the exclusive right to prepare and present all regulatory filings necessary or appropriate in any country and to obtain and maintain any regulatory approval required to market Licensed Products in any such country. Licensee shall solely own all right, title and interest in and to all such regulatory approvals and filings; provided, however, that in the event Licensee terminates this Agreement pursuant to Section 10.2.1 or Harvard terminates this Agreement pursuant to any of the provisions of Section 10.2, Licensee and Harvard will, for a period of ninety (90) days thereafter, exclusively negotiate the terms on which Licensee shall deliver and assign to Harvard and provide Harvard with the right to reference, cross-reference, review, have access to, incorporate and use all documents and other materials filed by or on behalf of Licensee and its Affiliates with any Regulatory Authority in furtherance of applications for regulatory approval in the relevant country with respect to Licensed Products.
10.4.
Survival. The parties’ respective rights, obligations and duties under Articles 5, 9, 10, and 11 and Sections 4.1, 4.3.1.2, 4.3.1.3, 4.3.4, 8.3 and 8.4, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement. After the date of termination of this Agreement, Licensee and its Affiliates and Sublicensees may continue to develop, make, have made, use, offer for sale, sell, have sold, and import Type II Licensed Products and any Type II 13-Membered Macrolide Products; provided that, Licensee shall pay the applicable royalties and payments to Harvard, on a Licensed Product-by-Licensed Product basis, in accordance with Article 4, until the end of the applicable royalty period for each such Licensed Product, as set forth in Sections 4.3.1.2 and 4.3.1.3, and provide reports and audit rights to Harvard pursuant to Article 5 and maintain insurance in accordance with the requirements of Section 9.2. In addition,

Licensee’s obligations under Section 4.4 with respect to Sublicenses granted prior to expiration or termination of the Agreement shall survive such expiration or termination. Article 1 of this Agreement shall survive expiration or termination of this Agreement for purposes of interpretation of any other surviving provisions.

11.
Miscellaneous.
11.1.
Preference for United States Industry. During the period of exclusivity of this license in the United States (but no longer than the expiration of the last Valid Claim), Licensee shall comply with 37 C.F.R. § 401.14(i) or any successor rule or regulation.
11.2.
No Security Interest. Licensee shall not enter into any agreement under which Licensee grants to or otherwise creates in any Third Party a security interest in this Agreement or any of the rights granted to Licensee herein. Any grant or creation of a security interest purported or attempted to be made in violation of the terms of this Section 11.2 shall be null and void and of no legal effect.
11.3.
Use of Name. Except as provided below, neither party shall, and shall ensure that its Affiliates and Sublicensees shall not, use or register the other party’s name (alone or as part of another name) or any logos, seals, insignia or other words, names, symbols or devices that identify the other party or (in the case of Harvard) any Harvard school, unit, division or affiliate (“Harvard Names”) for any purpose except with the prior written approval of, and in accordance with restrictions required by, such other party. Without limiting the foregoing, each party shall, and shall ensure that its Affiliates and Sublicensees shall, cease all use of the other party’s name(s), including as to Harvard, the Harvard Names, on the termination or expiration of this Agreement except as otherwise approved by the other party. This restriction shall not apply to any information required by law to be disclosed to any governmental entity.
11.4.
Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to the same, other than any terms set forth in the RCA, which such terms shall supersede any terms in this Agreement to the extent such terms conflict with any terms of this Agreement.
11.5.
Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by electronic mail, expedited delivery or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 11.5:

If to Licensee (other than invoices):	Zikani Therapeutics, Inc. 480 Arsenal Way Watertown, MA 02472 Attn: Sumit Aggarwal Email: [***] with a copy to:

Latham & Watkins 885 Third Avenue New York, NY 10022 Attn: Alan Tamarelli Email: [***]
If to Licensee (invoices only):	Zikani Therapeutics, Inc. 480 Arsenal Way Watertown, MA 02472 Attn: Lori Cirella Email: [***] Tel: [***]
If to Harvard:

Office of Technology Development

Harvard University

Richard A. and Susan F. Smith Campus Center, Suite 727 1350 Massachusetts Avenue

Cambridge, Massachusetts 02138

Email [***]

Attn.: Chief Technology Development Officer

Any notice shall be deemed to have been received as follows: (a) by personal delivery or expedited delivery, upon receipt; (b) by electronic mail, on the date sent; (c) by certified mail, as evidenced by the return receipt. If notice is sent by electronic mail, a confirming copy of the same shall be sent by mail to the same address.

11.6.
Governing Law and Jurisdiction. This Agreement will be governed by, and construed in accordance with, the substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Any action, suit or other proceeding arising under or relating to this Agreement (a “Suit”) shall be brought in a court of competent jurisdiction in the Commonwealth of Massachusetts, and the parties hereby consent to the sole jurisdiction of the state and federal courts sitting in the Commonwealth of Massachusetts. Each party agrees not to raise any objection at any time to the laying or maintaining of the venue of any Suit in any of the specified courts, irrevocably waives any claim that Suit has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to any Suit, that such court does not have any jurisdiction over such party.
11.7.
Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.
11.8.
Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.
11.9.
Counterparts. The parties may execute this Agreement in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Transmission by facsimile or electronic mail of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. If by electronic mail, the executed Agreement must be delivered in a .pdf format.

11.10.
Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.
11.11.
No Agency or Partnership. Nothing contained in this Agreement shall give either party the right to bind the other, or be deemed to constitute either party as agent for or partner of the other or any Third Party.
11.12.
Assignment and Successors. Except for Harvard’s rights under Section 4.1.3, which may be assigned without Licensee’s consent to the extent described therein, this Agreement may not be assigned by either party without the consent of the other, which consent shall not be unreasonably withheld, except that Licensee may, without Harvard’s consent, assign this Agreement in its entirety, and the rights, obligations and interests of Licensee hereunder, to any Third Party purchaser of all or substantially all of Licensee’s assets, or to any Third Party successor corporation resulting from any merger, consolidation or acquisition of Licensee with, into or by such corporation; provided, in each case, that the assignee agrees in writing to be bound by the terms of this Agreement. Harvard agrees that it will countersign an assignment document with assignee acceptable to Harvard upon request by the Licensee or assignee at the time of such assignment. Any assignment purported or attempted to be made in violation of the terms of this Section 11.12 shall be null and void and of no legal effect.
11.13.
Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.
11.14.
Interpretation. Each party hereto acknowledges and agrees that: (a) it and/or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; (c) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement; and (d) the use of “include,” “includes,” or “including” herein shall not be limiting and “or” shall not be exclusive.
11.15.
Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

11.16.
Confidentiality. Harvard shall keep the information disclosed by Licensee to Harvard’s Office of Technology Development Office in connection with this Agreement (“Confidential Information”) confidential, use it only in connection with administration of this Agreement and enforcement of its rights hereunder, and not disclose it to any Third Party other than its employees, agents, lawyers, accountants and consultants with a need to know who are subject to binding obligations to keep such information confidential; provided, however, that Harvard may include in its annual reports totals derived from information received from Licensee (without attribution to Licensee) that show revenues generated under this Agreement. Harvard’s confidentiality obligations shall not apply to the extent that any Confidential Information has been made generally publicly available other than by breach by Harvard of this Section 11.16. Harvard may make such disclosure of Confidential Information to the extent required by law, court or government agency (provided that, in such case, Harvard shall notify Licensee promptly upon receipt thereof and give Licensee sufficient advance notice to permit it to seek a protective order or other similar order with respect to such information).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

President and Fellows of Harvard College

By: /s/ Isaac T. Kohlberg

Name: Isaac T. Kohlberg

Title: Kohlberg Senior Associate

 Chief Technology Development

 Officer
 Officer of Technology

  Development

  Harvard University

Zikani Therapeutics, Inc. By: /s/ Sumit Aggarwal Name: Sumit Aggarwal Title: President & CEO

I, the undersigned, hereby confirm that I have read the Agreement, that its contents are acceptable to me and that I agree to be bound by the terms of Article 1A.

Andrew G. Myers
Dr. Andrew G. Myers

Exhibit 1.11

Development Milestones

[***]

Exhibit 1.12

Development Plan

[***]

Exhibit 1.14 Existing Patent Rights

[***]

Exhibit 1.22

Improvement and Joint Improvement Patent Rights

[***]

See attached.

[***]

Exhibit 4.1.3.1 Capitalization Table